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Exhibit 24.1

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Thomas D. Peeney, has authorized and designated
Adam Sachs, Brian Hurley, Brian Hourihan and
Waheed Olowa to execute and file on the undersigned?s behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned?s ownership or transactions in securities of Brookfield Global Listed Infrastructure Income Fund Inc. and Brookfield Real Assets Income Fund Inc.
(the ?Funds?). The authority of Adam Sachs, Brian Hurley, Brian Hourihan and Waheed Olowa under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned?s ownership or transactions in securities of the Fund, unless earlier revoked in writing. The undersigned acknowledges that Adam Sachs, Brian Hurley, Brian Hourihan and
Waheed Olowa are not assuming, nor is the Fund assuming, any of the undersigned?s responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.



Date: February 28th , 2018


/s/ Thomas D. Peeney
______________________

Thomas D. Peeney